Exhibit 99.1

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Senior Vice President, Treasurer & Chief Financial Officer
	609-655-4500	609-655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP ANNOUNCES CHANGE AND NEW MEMBER TO ITS BOARD OF DIRECTORS EFFECTIVE MARCH 1, 2017

Cranbury, NJ – February 21, 2017 – 1ST Constitution Bancorp (NASDAQ: FCCY), parent company of 1ST Constitution Bank, announced that its Board of Directors has increased the size of the Board from nine to ten members, effective March 1, 2017, and has elected William J. Barrett to serve as a director, effective as of March 1, 2017, to fill the vacancy on the Board resulting from the increase in the size of the Board.

Mr. Barrett is an experienced business and technology risk management executive with significant strategic and operational leadership responsibilities throughout his 38 year career with Ernst & Young LLP. His leadership experience includes serving as Ernst & Young LLP’s Information Technology Risk and Assurance Leader for the Americas Financial Services Organization and serving on Ernst & Young LLP’s Information Technology Risk and Assurance Executive Council and Global Risk Committee. Mr. Barrett, who is a Certified Public Accountant in New York and California and a Certified Risk Professional from Bank Administration Institute, retired from Ernst & Young LLP on June 30, 2016.

Since September 2008, Mr. Barrett has served on the Board of Trustees of LeMoyne College in Syracuse, New York. During his tenure, he has served on the Governance, Finance and Audit, Institutional Advancement, Student Development and Honors Committees. In addition, Mr. Barrett currently serves on the LeMoyne College Madden School Advisory Board, Accounting Advisory Board and Management Information Systems Advisory Board.

Mr. Barrett holds a Bachelor of Science degree in Accounting from LeMoyne College and a Master of Business Administration degree in Finance from Case Western Reserve University. He is a member of the American Institute of Certified Public Accountants, the New York Society of Certified Public Accountants and the Information Systems Audit and Control Association (where he was a former Director of the Los Angeles chapter).

“We are pleased to have Bill bring his wealth of knowledge in accounting, information technology and risk management to our Board,” said Charles S. Crow, III, Chairman of the Board of 1ST Constitution Bancorp. Mr. Crow added, “We look forward to Bill joining our Board and providing us with his insights and vast experience as a proven executive.”

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About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey. 1ST Constitution Bank also operates four residential mortgage loan production offices in Forked River, Flemington, Jersey City and Somerset, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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